UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2008 (November 13, 2008)

Realogy Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

The terms “Realogy Corporation,” “Realogy,” “we,” “us,” “our,” “our company” and the “Company” refer to Realogy Corporation and its consolidated subsidiaries.

On November 13, 2008, Realogy issued a press release announcing that it was extending to eligible holders of each of its 10.50% Senior Notes due 2014, 11.00%/11.75% Senior Toggle Notes due 2014 and 12.375% Senior Subordinated Notes due 2015 (collectively, the “Existing Notes”) an invitation (collectively, the “Invitations”) to participate as a lender in its new second lien incremental term loans (the “Second Lien Incremental Term Loans”), as described more fully in Item 8.01 below.

Realogy is providing the following information to holders of its Existing Notes in connection with the Invitations:

Summary of Certain Terms of the Second Lien Incremental Term Loans

The Second Lien Incremental Term Loans will consist of up to $500 million of senior second lien secured term loans (the “Second Lien Incremental Term Loans”), consisting of Second Lien Incremental Term C Loans that will be used to refinance certain of the Senior Cash Notes and Senior Subordinated Notes (“Second Lien Incremental Term C Loans”) and Second Lien Incremental Term D loans that will be used to refinance the Senior Toggle Notes (“Second Lien Incremental Term D Loans”).

Interest Rates

The Second Lien Incremental Term C Loans will bear interest, at the Borrower’s option, as follows:

(i)	at the ABR plus 13.00% per annum; or

(ii)	at the Adjusted LIBO Rate plus 14.00% per annum.

The Second Lien Incremental Term D Loans will bear interest, at the Borrower’s option, as follows:

(i)	at the ABR plus 14.00% per annum; or

(ii)	at the Adjusted LIBO Rate plus 15.00% per annum.

The terms “ABR” and “Adjusted LIBO Rate” will have meanings customary and appropriate for financings of this type; provided that the minimum Adjusted LIBO Rate shall equal 2.50% per annum and the minimum ABR shall be 3.50% per annum.

Notwithstanding the foregoing, the interest rate applicable to the Second Lien Incremental Term C Loans shall not at any time exceed 18.50% per annum and the interest rate applicable to the Second Lien Incremental Term D Loans shall not at any time exceed 19.50% per annum.

Interest on amounts not paid when due will accrue at a rate equal to the rate otherwise applicable to such loans plus an additional two percentage points (2.00%) per annum.

Deferred Interest Payment Option

At the Borrower’s option, solely with respect to the Second Lien Incremental Term D Loans, the Borrower may elect to capitalize all or a portion of the PIK Component (the “Deferred Interest Payment Option”). If the Borrower exercises the Deferred Interest Payment Option, then the Borrower may elect to pay either 100% or 50% of the PIK Component by capitalizing such interest to the unpaid principal amount of the Second Lien Incremental Term D Loans. Borrower may give the Administrative Agent written notice of its election to exercise the Deferred Interest Payment Option not less than 3 business days prior to the beginning of any interest period for which the Deferred Interest Payment Option is to be applicable; provided that the Borrower shall be deemed to have elected the Deferred Interest Payment Option for the initial interest period after the Closing Date in an amount equal to 100% of the PIK Component without the need for any such notice. The aggregate amount of such capitalized interest payments, together with the aggregate unpaid principal amount of the Second Lien Incremental Term Loans, shall not exceed $650 million unless the Existing Credit Agreement is amended to increase the maximum amount of Incremental Term Loans permitted thereunder.

The “PIK Component” means that portion of the interest payments accruing on the Second Lien Incremental Term D Loans in excess of 6% per annum.

Capitalization

The following table sets forth as of September 30, 2008:

•	The Company’s actual cash and cash equivalents and capitalization; and

•

The Company’s actual cash and cash equivalents and capitalization on an as adjusted basis to give effect to the Second Lien Incremental Term Loans up to $500,000,000 (such amount, the “Maximum Loan Size”) (excluding fees and expenses), assuming we accept commitments from holders of Senior Subordinated Notes up to $125,000,000 (the “Senior Subordinated Notes Limit”) and that we accept commitments from holders of Senior Cash Notes up to the difference between (x) the Maximum Loan Size and (y) the amount of commitments accepted from holders of Senior Subordinated Notes (such difference, the “Senior Cash Notes Remaining Amount”), in each case prior to the 5:00 p.m., New York City time, on November 26, 2008. No commitments would have been funded with Senior Toggle Notes in these circumstances. We also assume that the transactions are accounted for as substantial modifications of debt. We use participation rates in the Invitation for illustrative purposes only. Actual results may vary from the as adjusted amounts set forth below.

This table should be read in conjunction with the Company’s consolidated financial statements and the related notes thereto in our filings with the Securities and Exchange Commission.

	As of September 30, 2008
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents(1)	$269	$269

Long-term debt:
Senior secured credit facility(2):
First-lien revolving credit facility(3)	$280	$280
First-lien term loan facility(4)	3,130	3,130
Second Lien Incremental Term Loans(5)(6)	—	385
Senior Cash Notes(5)(7)	1,683	938
Senior Toggle Notes(5)(8)	545	545
Senior Subordinated Notes(5)(9)	861	514

Total long-term debt, including current portion(10)	$6,499	$5,792

Total stockholder’s equity(5)(11)	993	1,424

Total capitalization	$7,492	$7,216

(1)	Cash and cash equivalents includes approximately $43 million of cash held by our title and settlement services businesses that are governed by certain capitalization and distribution regulations. To the extent that the amount outstanding under our revolving credit facility upon closing of the Invitations is higher or lower than the balance at September 30, 2008, the amount of cash and cash equivalents upon closing of the Invitations will be decreased or increased by such difference. As of November 10, 2008, the amount outstanding under our revolving credit facility was $405 million. Cash and cash equivalents have not been reduced to reflect the impact of transaction costs.

(2)	Our senior secured credit facility provides for a six-and-a-half-year $525 million synthetic letter of credit facility for which we pay 300 basis points in interest on the amount of the letter of credit. On April 26, 2007, the synthetic letter of credit facility was used to post a $500 million letter of credit to secure the fair value of the Company’s obligations in respect of Cendant’s contingent and other liabilities that we assumed under the Separation and Distribution Agreement and the remaining $25 million was utilized for general corporate purposes. As of September 30, 2008, there was $518 million outstanding under our synthetic letter of credit facility. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to reflect the then current estimate of Cendant contingent and other liabilities. The amount available under the synthetic letter of credit was reduced to $518 million at September 30, 2008. For a description of these obligations, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Third Quarter 10-Q and “Certain Relationships and Related Party Transactions, and Director Independence—Separation Related Agreements—Separation and Distribution Agreement” in our 2007 Form 10-K.

(3)	Our borrowing availability under our $750 million first lien revolving credit facility is reduced by outstanding letters of credit. As of September 30, 2008, we had $280 million of outstanding borrowings under our first lien revolving credit facility and we had $339 million of borrowing availability under our first lien revolving credit facility (after giving effect to the issuance of $131 million letters of credit). The amount outstanding under the first lien revolving credit facility fluctuates throughout the year depending on our working capital and other needs. Our primary sources of liquidity are available cash and funds available under the first lien revolving credit facility under our senior secured credit facility, which aggregated to $565 million at September 30, 2008. Subsequently, we drew down an additional $125 million on our first lien revolving credit facility and at November 10, 2008, we had $226 million of available capacity under the first lien revolving credit facility.

(4)	Total capacity has been reduced by the quarterly principal payments of 0.25% of the loan balance as required under the term loan facility agreement. The interest rate on the term loan facility was 5.7% at September 30, 2008.

(5)	The Company is currently evaluating the accounting treatment of the Second Lien Incremental Term Loans. Under the substantial modifications of debt treatment presented in the table above, the Company would recognize a gain on the extinguishment of the applicable series of Existing Notes at the Closing Date and record the Second Lien Incremental Term Loans at fair value, which we currently estimate at $385 million. The $115 million difference between the fair value and the principal amount of the loans will be expensed over the term of the loans as interest, and added to the balance sheet as Second Lien Incremental Term Loans. If this transaction was not accounted for as substantial modifications of debt, the Company would record a smaller gain on extinguishment of the applicable series of Existing Notes and record the Second Lien Incremental Term Loans at par value plus all applicable interest payments as a liability on its balance sheet. This liability will be reduced over the term of the Second Lien Incremental Term Loans and as such the Company would not record interest expense related to the Second Lien Incremental Term Loans in future periods. The “As Adjusted” balances for the Second Lien Incremental Term Loans would be $500 million plus accrued interest of $494 million, Senior Cash Notes would be $938 million, Senior Subordinated Notes would be $514 million, Senior Toggle Notes would be $545 million and Total stockholders’ equity would be $1,053 million, before the effect of any transaction and deferred financing costs.

The Second Lien Incremental Term Loans will consist of Second Lien Term C Loans and Second Lien Term D Loans based on the Commitments accepted in the Invitations.

(6)	Represented entirely by Second Lien Term C Loans as a result of the application of the Senior Subordinated Notes Limit, the Senior Cash Notes Remaining Amount and the acceptance priority levels of each series of Existing Notes (the “Acceptance Priority Levels”).

(7)	$1,700 million face amount of 10.50% Senior Cash Notes due 2014, less a discount of $17 million.

(8)	$550 million face amount of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $5 million. The Company’s election to pay PIK interest increased the principal amount of the Senior Toggle Notes by $32 million on October 15, 2008 and the principal amount will increase semi-annually in the future as long as the PIK election remains.

(9)	$875 million face amount of 12.375% Senior Subordinated Notes due 2015, less a discount of $14 million.

(10)	Long-term debt does not include obligations under our relocation receivables programs which are reflected in our balance sheet as liabilities under the line item “securitization obligations.” As of September 30, 2008, we had outstanding borrowings of $846 million under these programs, which were collateralized by $1,122 million of securitization assets that are not available to pay our general obligations and had borrowing availability of $282 million, subject to having the requisite relocation asset base. The borrowing capacity under the Kenosia securitization program was $100 million at September 30, 2008 and will be further reduced to $70 million in December 2008, $20 million in March 2009 and to zero in June 2009. At September 30, 2008, the U.K. Relocation Receivables Funding Limited financing program was fully utilized. In addition, long-term debt does not include $15 million of capitalized lease obligations at September 30, 2008 which are primarily reflected in our balance sheet as liabilities under the line item “other non-current liabilities.”

(11)	Comprised of the capital contribution of $2,001 million from affiliates of Apollo and co-investors in connection with our acquisition by Apollo and the transactions related thereto offset by the net losses for the period since such transactions.

Other Information

After giving effect to the Second Lien Incremental Term Loans and assuming we only accept commitments from holders of Senior Subordinated Notes and from holders of Senior Cash Notes in accordance with the Acceptance Priority Levels, interest expense for the nine months ended September 30, 2008 and the year ended December, 31, 2007 would have decreased by $19 million and $14 million, respectively, in each case assuming an interest rate of 16.5% and that such refinancing occurred on January 1, 2007 (such interest expense attributable solely to the Second Lien Term C Loans). We also assume that no commitments would be funded with Senior Toggle Notes. Additionally, we assume that the transactions are accounted for as substantial modifications of debt. See footnote 5 to the table included in the section above entitled “Capitalization.” The foregoing is for informational purposes only and does not purport to represent what our interest expense would have been or what such results will be for future periods.

Item 8.01.	Other Events.

On November 13, 2008, Realogy issued a press release announcing that it was extending to eligible holders (as defined below) of each of its 10.50% Senior Notes due 2014 (“Senior Cash Notes”), 11.00%/11.75% Senior Toggle Notes due 2014 (“Senior Toggle Notes”) and 12.375% Senior Subordinated Notes due 2015 (“Senior Subordinated Notes”) (collectively, the “Existing Notes”) an invitation (collectively, the “Invitations”) to participate as a lender in its new second lien incremental term loans with a maturity date of April 15, 2014 (the “Second Lien Incremental Term Loans”) in an aggregate principal amount of up to Maximum Loan Size. The Second Lien Incremental Term Loans will be guaranteed by all of the subsidiaries of Realogy (the “Guarantors”) that guarantee its first-priority lien obligations under its existing senior secured credit facility and will be secured on a second-priority lien basis by substantially all the assets owned by Realogy and the Guarantors to the extent such assets secure our first lien obligations under our senior secured credit facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Invitations to participate as a lender in the Second Lien Incremental Term Loans are being extended only to holders who are not ineligible institutions under the senior secured credit facility and who certify to Realogy that, (a) if they are in the United States, they are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (b) if they are outside the United States, they are persons other than U.S. persons (as defined in Rule 902 under the Securities Act). Such holders are referred to as “eligible holders.”

Realogy is providing the following information to holders of its Existing Notes in connection with the Invitations:

Recent Developments

In October 2008, the credit and stock market turmoil and the worsening macro-economic climate adversely affected RFG and NRT. Both operating segments were unable to sustain the year-over-year improvement in homesale sides (or closed homesale transactions) that they had experienced in September 2008 compared to third quarter 2008 as a whole. Moreover, NRT experienced further downward pressure on its average homesale price. During 2008, NRT’s average homesale price has been adversely affected by the impact of foreclosure and short sale activity as well as the mix of business with continued pricing pressure in upper-end homes.

Specifically, in October 2008, RFG homesale sides decreased 9% year-over-year, compared to a 2% decline year-over-year during September 2008. Similarly, in October 2008, NRT homesale sides increased by 1% year-over-year, compared to a 9% year-over-year increase during September 2008. While RFG’s average homesale price decreased 7% year-over-year in each of September and October 2008, NRT’s average homesale price declined 18% year-over-year in October 2008, compared to a 14% year-over-year decline in September 2008.

NRT also experienced declines in both units and price in its October “open” contracts. Open contracts are contracts for the purchase or sale of a home in which NRT will be entitled to a commission at the closing of the transaction, which generally occurs within 45 to 60 days following execution of the contract. Once the transaction closes, the commission is reported as NRT revenue. In October 2008, the average sales price of open contracts at NRT decreased to $370,000 compared to an average closed sales price in October 2008 of approximately $425,000 and the number of open units declined 10% year-over-year, after being flat year-over-year in September 2008. In addition, during October 2008, NRT experienced an increase in its cancellation rate — the percentage of open contracts which do not become closed contracts — from its historical rate in the low to mid-teens to approximately 20%.

Decreases in homesale sides and home prices will negatively affect the quarterly calculation of our senior secured leverage ratio and there can be no assurance that we will not violate this or other covenants under our senior secured credit facility or that this will not result in a default under our indentures. In addition, we cannot predict how long the current volatility in the financial marketplace, decline in consumer confidence and current recessionary conditions will continue to affect home sales and prices.

Equity Sponsor

Our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management, L.P., including Apollo Investment Fund VI, L.P., which we refer to collectively as Apollo.

Apollo has advised us that it owns $69 million aggregate principal amount of our 12.375% Senior Subordinated Notes due 2015 and that it intends to participate to the fullest extent possible in the Second Lien Incremental Term Loans.

Any lender that is also an affiliate of the Company shall be deemed to have consented to any waiver, amendment or modification of the Company’s existing senior secured credit agreement or the other loan documents that has been approved or consented to by the Required First Lien Lenders.

“Required First Lien Lenders” shall mean the Required Lenders (as defined in the Company’s existing senior secured credit agreement), with the lenders under the Second Lien Incremental Term Loans being disregarded in calculating the Required Lenders.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release issued November 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Anthony E. Hull

Name: Anthony E. Hull
Title: Executive Vice President, Chief Financial Officer and Treasurer

Date: November 13, 2008

INDEX TO EXHIBITS

Exhibit Number	Exhibit

Exhibit 99.1	Press Release issued November 13, 2008.